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                                6,000,000 SHARES

                     THE PNC FINANCIAL SERVICES GROUP, INC.
                           OFFER TO PURCHASE FOR CASH
                 ANY AND ALL OUTSTANDING FIXED/ADJUSTABLE RATE
          NONCUMULATIVE PREFERRED STOCK SERIES F (CUSIP NO. 693475709)
                    AT A PURCHASE PRICE OF $50.35 PER SHARE
                       PLUS ACCRUED AND UNPAID DIVIDENDS
                    (FOR A TOTAL PRICE OF $50.392 PER SHARE)

                                                                   March 6, 2001

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

     The PNC Financial Services Group, Inc., a Pennsylvania corporation (the "Company") is soliciting tenders in connection with its offer to purchase all of the outstanding shares of its Fixed/Adjustable Rate Noncumulative Preferred Stock, Series F, par value $1.00 per share (the "Series F Preferred Stock") at $50.35 plus accrued and unpaid dividends up to but not including the payment date, for a total price of $50.392 (assuming a payment date of April 5, 2001), in cash to Seller, upon the terms and subject to the conditions set forth in the Offer to Purchase dated March 6, 2001, and the related Letter of Transmittal (which together constitute the "Offer").

     The Offer is not conditioned upon any minimum number of shares being tendered pursuant to the Offer, but the Offer is subject to certain other conditions. See Section 12 of the Offer to Purchase.

     For your information and for forwarding to your clients for whom you hold Series F Preferred Stock registered in your name or in the name of your nominee, we are enclosing the following documents:

     1. Offer to Purchase dated March 6, 2001;

     2. Letter of Transmittal for your use and for the information of your clients, together with Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding;

     3. A form of letter which may be sent to your clients for whose accounts you hold Series F Preferred Stock registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer; and

     4. Return envelope addressed to Mellon Investor Services LLC, the
Depositary.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, APRIL 3, 2001, UNLESS THE OFFER IS EXTENDED.

     The Company will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Company will pay all stock transfer taxes applicable to its purchase of Series F Preferred Stock pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

     In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of shares, and any other required documents, should be sent to the Depositary by 5:00 P.M., New York City time, on Tuesday, April 3, 2001.
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     Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

                                          Very truly yours,

                                          Merrill Lynch & Co.

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF THE PNC FINANCIAL SERVICES GROUP, INC., THE DEALER-MANAGER OR THE INFORMATION AGENT AND DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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